Exhibit 5.1

Madison A. Jones (202) 728 7087 madison.jones@cooley.com

October 9, 2026

Processa Pharmaceuticals, Inc.
601 21st Street, Suite 300
Vero Beach, Florida 32960

Ladies and Gentlemen:

We have acted as counsel to Processa Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 306,574,202 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of up to (i) 142,254,972 shares of Common Stock ("Merger Conversion Shares") issuable upon the conversion of 142,254.972 shares ("Merger Preferred Shares") of the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share ("Series A Preferred Stock"), (ii) 163,774,679 shares of Common Stock (the "Private Placement Conversion Shares") issuable upon the conversion of 163,774.679 shares of Series A Preferred Stock (the "Private Placement Preferred Shares") and (iii) 544,551 shares of Common Stock (the “Tungsten Conversion Shares”) issuable upon conversion of 544.551 shares of Series A Preferred Stock (the “Tungsten Preferred Shares” and, together with the Merger Preferred Shares and Private Placement Preferred Shares, the “Preferred Shares”). The Merger Preferred Shares were issued by the Company pursuant to the Agreement and Plan of Merger, dated July 28, 2026, by and among the Company, Venus Merger Sub I, Inc., Venus Merger Sub II, LLC and Vidya Therapeutics, Inc. (the “Merger Agreement”). The Private Placement Preferred Shares were issued to the Securities Purchase Agreement (the “Purchase Agreement”), dated as of July 28, 2026, among the Company and the investors named therein. The Tungsten Preferred Shares were issued pursuant to the engagement letter, dated as of July 27, 2026, among the Company, Tungsten Partners LLC  and Finalis Securities, LLC, as supplemented by the side letter agreement, dated as of August 7, 2026 (as so supplemented, the “Tungsten Engagement Letter”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Merger Agreement, the Purchase Agreement, the Tungsten Engagement Letter and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state anti-fraud law, rule or regulation relating to securities or to the sale or issuance thereof.

Cooley LLP   1299 Pennsylvania Avenue NW   Suite 700   Washington, DC 20004-2400
t: (202) 842 7800  f: (202) 842 7899  cooley.com

Processa Pharmaceuticals, Inc. October 9, 2026 Page Two

With respect to the Merger Conversion Shares, the Private Placement Conversion Shares and the Tungsten Conversion Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company or other matters cause the Preferred Shares to be convertible into more shares of Common Stock than the number available for issuance by the Company.

On the basis of the foregoing, in reliance thereon and subject to the assumption, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Merger Conversion Shares, the Private Placement Conversion Shares and the Tungsten Conversion Shares when issued upon conversion of the Merger Preferred Shares, the Private Placement Preferred Shares and Tungsten Preferred Shares, respectively, in accordance with the terms of the Series A Preferred Stock, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By:	/s/ Madison Jones
Madison A. Jones

Cooley LLP   1299 Pennsylvania Avenue NW   Suite 700   Washington, DC 20004-2400
t: (202) 842 7800  f: (202) 842 7899  cooley.com